EXHIBIT 99.1

[LOGO] PHARMOS
99 Wood Avenue South, Suite 311                    Contact - U.S.: Gale T. Smith
Iselin, NJ 08830                                           732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                            08-940-9679

   Pharmos Raises $8 Million in Private Equity Transaction with Institutional
                                   Investors

Iselin, NJ, June 2, 2003 - Pharmos Corporation (Nasdaq: PARS and Nasdaq Europe:
PHRM) announced today that it has raised $8 million gross proceeds in an issuance of common stock and warrants with a group of ten institutional investors. Proceeds from the transaction will be used to fund Pharmos' advanced Phase III development of dexanabinol for traumatic brain injury (TBI), Phase II trial for prevention of post-surgical cognitive impairment, and other research and development activities.

"In light of the uncertainty present in the biotech market, we concluded that a new financing to fund our late-stage operations was a prudent course of action," said Haim Aviv, Ph.D., Chairman and CEO. "Our cash balance is now at a level more consistent with forecasted needs."

An aggregate of approximately 9.41 million shares was issued at $.85 per share, representing an approximate 20% discount to a ten-day trailing average of the closing price of the stock ending May 28, 2003. The aggregate number of five-year warrants issued was equivalent to 30% of the total number of shares of common stock issued, with an exercise price of $1.40 per share. The Company has agreed to file a registration statement with the Securities and Exchange Commission within thirty days to permit resales of the common stock by the investors. Rodman & Renshaw, Inc. acted as lead placement agent for this financing.

Dexanabinol is the leading neuroprotective and anti-inflammatory compound in Pharmos' CNS program. As previously announced, Pharmos is expanding its ongoing international Phase III TBI trial of dexanabinol into the U.S. and expects to complete patient enrollment around year-end. The Company is also testing dexanabinol for its effectiveness in preventing cognitive impairment in a Phase IIa clinical study of heart surgery patients.

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company's first neuroprotective product is dexanabinol, a synthetic tricyclic non-psychotropic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and CB2 receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting stroke, pain, multiple sclerosis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's


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expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

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